Exhibit 99.1

Hope HealthCare Executive Appointed to TRHC Board of Directors

Moorestown, NJ (August 9, 2017) - Tabula Rasa HealthCare, Inc. (NASDAQ: TRHC), a  healthcare technology company optimizing medication safety by deploying new medication risk mitigation digital software solutions and novel, proprietary medication decision support tools, appointed Samira Kanaan Beckwith, LCSW, FACHE, LHD, to its Board of Directors on August 3, 2017.

Dr. Beckwith is the President and Chief Executive Officer of Fort Myers, Florida based Hope HealthCare Services (Hope). She has more than 30 years of experience in hospice and community-based healthcare, including as a pioneer in the state of Florida in PACE (Program for All-Inclusive Care for the Elderly). At Hope, she has created an innovative national model of healthcare for the future by bridging hospice with other long-term care programs. Under Dr. Beckwith’s leadership, Hope has been transformed from a hospice caring for fewer than 100 patients a day to a holistic health care system providing exceptional care to more than 3,000 individuals daily.

“TRHC is pleased to welcome Dr. Beckwith to the Board of Directors,” said Calvin H. Knowlton, PhD, TRHC’s Chairman and Chief Executive Officer. “She brings to our company outstanding credentials, innovation and leadership in healthcare. She joins our company as we continue our growth in the areas of personalized medication therapy management and comprehensive pharmacy services for high-risk populations, resulting in enhanced medication-related outcomes and greater operational efficiency. We appreciate Dr. Beckwith’s willingness to serve as a director and look forward to benefitting from her experience and guidance.”

Dr. Beckwith is a frequent participant in national and state health policy forums and has provided expert testimony before government bodies, including the U.S. House Judiciary and U.S. Senate Aging Committees.  She is the founder of the Florida PACE Association, Board Member of the National PACE Association, and has been on the board, including as Chairman, of the National Hospice and Palliative Care Association.  She is a Fellow of the American Academy of Pain Management and the American College of Healthcare Executives. She has received numerous awards and recognition at the national, regional and state levels for her work in healthcare, education and community service.

Dr. Beckwith holds a Doctor of Humane Letters from Southwest Florida College, a Master of Social Work from The Ohio State University, College of Social Work, and a Bachelor of Arts, Sociology, from The Ohio State University, College of Arts and Sciences.

About Tabula Rasa HealthCare

Tabula Rasa HealthCare (NASDAQ:TRHC) is a leader in providing patient-specific, data-driven technology and solutions that enable healthcare organizations to personalize and optimize medication regimens to improve patient outcomes, reduce hospitalizations, lower healthcare costs and manage risk.  For more information, please visit: www.trhc.com.

Contact:

Media

Dianne Semingson

dsemingson@TRHC.com

T: 215-870-0829

Bob East or Asher Dewhurst

Westwicke Partners

443-213-0500

tabularasa@westwicke.com